Exhibit 7.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including any amendments thereto) with respect to the shares of common stock, par value $0.001 per share (the "Common Stock"), of TechTarget, Inc., a Delaware corporation, and further agrees to the inclusion of this Joint Filing Agreement (this "Agreement") as an exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Each of the undersigned acknowledges that it shall be responsible for the timely filing of any amendments, and for the completion and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness or accuracy of the information concerning the others.

IN WITNESS THEREOF, each of the undersigned, being duly authorized, hereby executes this Agreement on December 9, 2024.

Informa PLC

By:	/s/ Gareth Wright
Name:	Gareth Wright
Title:	Group Finance Director

Informa JERSEY Limited

By:	/s/ Rupert Hopley
Name:	Rupert Hopley
Title:	Group General Counsel

Informa Group Holdings Limited

By:	/s/ Simon Bane
Name:	Simon Bane
Title:	Deputy Group General Counsel

Informa Group Limited

By:	/s/ Simon Bane
Name:	Simon Bane
Title:	Deputy Group General Counsel

Informa US Holdings Limited

By:	/s/ Simon Bane
Name:	Simon Bane
Title:	Deputy Group General Counsel